UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2006

Piper Jaffray Companies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31720	30-0168701
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Suite 800, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(612) 303-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2006, the Compensation Committee of the Board of Directors of Piper Jaffray Companies (the "Company") approved the terms and conditions of the 2006 annual incentive program for the Company’s executive officers. Under the program, each participating officer has been granted a qualified performance-based award under the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan (the "Plan"). Each award entitles its recipient to receive certain cash and equity bonus compensation for 2006 based on the Company’s pre-tax operating income for 2006, as adjusted to eliminate certain compensation and benefits expenses and certain other expenses, losses, income or gains that are unusual in nature or infrequent in occurrence. The awards are subject to dollar and share limits established under the incentive program and included in the Plan, and the amount paid to each executive officer may be further reduced in the discretion of the Compensation Committee based on the officer’s performance against his or her personal performance plan, reflecting specific corporate, business unit and individual performance objectives. The executive officers participating in the 2006 annual incentive program are James L. Chosy, Andrew S. Duff, Francis E. Fairman, R. Todd Firebaugh, Robert W. Peterson, Addison L. Piper, Thomas P. Schnettler and Sandra G. Sponem.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Jean M. Taylor, who was initially elected to the Company’s Board of Directors on July 27, 2005 but was not appointed to any committees of the Board at that time, began participating as a member of the Nominating and Governance Committee of the Board on February 21, 2006. This information amends the Company’s Current Report on Form 8-K filed on July 28, 2005, which reported Ms. Taylor’s election to the Board.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piper Jaffray Companies

February 23, 2006	By:	/s/ James L. Chosy

Name: James L. Chosy
Title: General Counsel and Secretary